Execution copy

EX-10.55

ACQUISITION AGREEMENT

AGREEMENT, dated as of December 31, 2001 by and among FARBERWARE INC., a Delaware corporation (“Seller”), SYRATECH CORPORATION, a Delaware corporation and the owner of all the issued and outstanding capital stock of Seller (“Syratech”), and FARBERWARE LICENSING COMPANY, LLC, a  Delaware limited liability company (“Buyer”).

WHEREAS, Buyer wishes to purchase and acquire, and Seller is willing to sell, substantially all of the assets of Seller, including without limitation all of Seller’s right, title and interest in and to Seller’s Intellectual Property Rights and certain tools, dies and molds being sold on an “as is, where is” basis;

NOW, THEREFORE, in consideration of the mutual agreements and undertakings hereinafter contained, and of other good and valuable consideration given by each of the Parties to the other, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I.

Definitions-Interpretation and Construction

The capitalized terms used in this Agreement are defined, and the rules governing the interpretation and construction of this Agreement are set forth, in Exhibit A annexed hereto; and the text and provisions of said Exhibit A are incorporated herein by reference as though set forth at length in this Article I.

ARTICLE II.

Sale and Purchase of Assets

2.1           Acquired Assets.  Except as hereinafter set forth, Seller hereby agrees to sell, assign and transfer to Buyer, and Buyer hereby agrees to purchase from Seller, all of the business, assets, claims, rights, and interests of Seller (the “Acquired Assets”), including without limitation (i) all of Seller’s Intellectual Property Rights (and all goodwill associated therewith) and the future proceeds and avails thereof; (ii) certain tools, dies and molds (“Tools and Dies”) belonging to Seller’s business sold on an “as is, where is” basis; (iii) all claims and rights of Seller under any and all contracts, agreements, commitments, undertakings and other instruments listed on Exhibit B (the “Contracts”); (iv) all payments made to, and all accruals and receivables of, Seller or Syratech in respect of royalties or advances against royalties arising under the Contracts and relating to periods from and after the Effective Time; and (v) copies or originals of business, marketing and financial records of Seller related to the Acquired Assets.

2.2           Certain Assets Included.  Included within the sale and purchase referred to in Section 2.1 are all of Seller’s right, title and interest in and to (i) Seller’s Intellectual Property Rights and all existing filings in respect thereof; (ii) all rights of Seller to reimbursement for expenditures made by Buyer with respect to warranty claims after the Effective Time pursuant to the 1996 Agreement; (iii) all continuing rights of Seller under the Co-Purchasers Agreement; (iv) all continuing rights of Seller under Existing Farberware Licenses; (v) all payments due and owing to Seller after the Effective Time as advances against royalties that will accrue under Existing Farberware Licenses in respect of periods from and after the Effective Time; and (vi) all royalties to the extent that such royalties both accrue and are paid after the Effective Time under Contracts (including Existing Farberware Licenses).

2.3           Excluded Assets.  The Acquired Assets to be sold and transferred to Buyer under this Agreement shall not include (and Buyer shall not receive any interest in) Seller’s right, title and interest in and to the following (the “Excluded Assets”):  (i) that certain payment in the aggregate amount of $25,500,000 made to Seller by Meyer on or about May 3, 1996 pursuant to Section 2.2 of the Meyer Agreement; (ii) that certain payment in the amount of $2,575,000 made by Excel on or about December 31, 1998 pursuant to Section 8 of the Excel Letter Agreement; (iii) any payments of any kind received by Seller at any time prior to the Effective Time relating to payments due and owing prior to the Effective Time; (iv) any payments received by any Party after the Effective Time in respect of royalties accrued through the Effective Time under Existing Farberware Licenses; (v) any claims that Seller or Syratech or any of their respective Affiliates may have for or in respect of allowances or other chargebacks improperly asserted against, or deducted from amounts due to, Seller, Syratech or any of their respective Affiliates based on agreements allegedly made by Old Farberware or Seller; (vi) all claims for reimbursement or otherwise that Seller may have against Old Farberware and/or LHC and/or any service provider or customer or licensee for or in respect of any action, claim or matter that occurred prior to the Effective Time; (vii) all rights of Syratech and its Affiliates under Section 7.2 of the Co-Purchasers Agreement; and (viii) all rights to Seller’s existing Farberware inventory, or to the proceeds of sale therefrom.

2.4           No Liens.  Seller shall sell and transfer the Acquired Assets to Buyer free and clear of all liens or other encumbrances (“Liens”) other than pursuant to the Contracts or Liens set forth on Schedule 2.4 (“Permitted Liens”).

2.5           Failure of Assignment of Contracts and Rights.  In the case of any Acquired Asset which is not by its terms assignable or transferable by Seller as a matter of right, Seller agrees to use its best efforts to obtain all consents, approvals, waivers, claims or rights, or any other benefit arising thereunder for the assignment thereof to Buyer as Buyer may reasonably request.  Buyer and Seller shall cooperate to obtain such consents, waivers, claims or rights, or other benefits.  Until any such consent, waiver, claim or right, or other benefit is obtained, or if an attempted assignment or transfer thereof would be ineffective or would adversely affect the rights of Seller or Syratech thereunder so that Buyer would not in fact receive all such rights, Seller and Buyer will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing, or subleasing to Buyer, or under which Seller would enforce for the benefit of Buyer, with Buyer assuming Seller’s obligations, any and all rights of Seller against a third party thereto.  Seller will promptly pay to Buyer when received all moneys received by Seller under any asset or any claim or right or any benefit arising thereunder, except to the extent the same represents an Excluded Asset. Seller shall incur no liability whatsoever as a result of its cooperation with Buyer herein.

2.6           Further Assurances.  At any time and from time to time after the Closing, at Buyer’s request and without further consideration, Seller shall, at Buyer’s cost and expense, if any, execute and deliver such further instruments of sale, transfer, conveyance, assignment and confirmation, and take such other action, as Buyer may reasonably request to more effectively transfer, convey and assign to Buyer, and to confirm Buyer’s title to, all of the Acquired Assets, to put Buyer in actual possession and operating control thereof, to assist Buyer in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.  Without limiting the generality of the foregoing, Buyer and Seller each acknowledge that certain trademarks, tradenames, letters patent, copyrights, domain names, or applications therefor, or other intellectual property, heretofore used in the Farberware Business and/or assigned or purported to be assigned to Seller or Syratech pursuant to the 1996 Agreement were not or may not have been effectively assigned to Seller or Syratech (the “Unassigned IP”); and Seller and Syratech hereby agree to take such action, without further consideration and at Buyer’s cost and expense, as Buyer may reasonably request from time to time to more effectively transfer, convey and assign to Buyer such Unassigned IP.

2.7           Purchase Price.  As consideration for the sale and transfer to it of the Acquired Assets at the Closing, Buyer shall pay the sum of Seven Million Four Hundred Thousand Dollars ($7,400,000) (the “Purchase Price”) to Seller by wire transfer in immediately available funds in accordance with wire transfer instructions furnished to Buyer by Seller prior to the Closing Date.

ARTICLE III.

Liabilities and Obligations

3.1           Assumption of Liabilities. As of the Effective Time, Buyer shall assume, and be deemed to have assumed, the following liabilities (the “Assumed Liabilities”):  (i) all liabilities and obligations of Seller (including, without limitation, those for which Seller and Syratech may be jointly and/or severally liable) under the Contracts, but only to the extent that such liabilities and obligations arise out of actions or events occurring after the Effective Time (and not as a result of any action or inaction of Seller or Syratech before the Effective Time); (ii) all product warranty obligations of Seller or Syratech to consumers for repair or replacement of Farberware products sold with a warranty, either designated as a “Lifetime Warranty,” “Limited Warranty,” or as a “Warranty” generally;  (iii) all obligations of Seller or Syratech arising under the Settlement Agreement, dated February 3, 1997, by and among Old Farberware, U.S. Industries, Seller, Syratech and LHC relating to the fulfillment of warranty obligations; (iv) all obligations of Seller or Syratech arising under the Contracts, relating to the fulfillment of warranty obligations; and (v) all obligations of Seller or Syratech arising under all product liability claims related to the Farberware Business (x) brought after the Effective Time and (y) arising out of actions or events occurring prior to the Effective Time, provided, however, that for each such claim Buyer shall be responsible only for that portion of the amount payable (with respect to the final settlement of such claim) that is less than the retention amount (self-insured portion) on Syratech’s applicable insurance policy or policies under which coverage could be provided for such claim.  The Assumed Liabilities shall not include Liabilities (as defined below) arising from an actual breach by Seller of (i) any Contracts prior to the Effective Time, or (ii) any of Seller’s or Syratech’s representations, warranties or covenants under this Agreement.  For purposes of this Agreement, the term “Liabilities” shall mean any liability, claim, demand, expense, costs, debt, damage, deficiency, commitment, obligation or responsibility, known or unknown, direct or indirect, fixed or variable, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise.

3.2           Excluded Liabilities.  Buyer will not assume or have any responsibility with respect to any Liabilities of Seller or Syratech not included within the definition of Assumed Liabilities (the “Excluded Liabilities”).

ARTICLE IV.

Closing

4.1           The Closing.  The transactions described herein shall be consummated at a meeting (the “Closing”) to take place at the offices of Sullivan & Worcester LLP, One Post Office Square, Boston, Massachusetts 02109 as of the date hereof (the “Closing Date”).  The transfer of the Acquired Assets by Seller to Buyer and the assumption of Assumed Liabilities by Buyer shall be deemed effective as of the close of business, Boston time, on the Closing Date (the “Effective Time”).  The transfer of the Acquired Assets shall be effected by the execution and delivery by Seller of bills of sale and instruments of assignment, and assumption of the Assumed Liabilities shall be effected by the execution and delivery by Buyer of instruments of assumption.

ARTICLE V.

Representations of Seller

Seller represents to Buyer as follows:

5.1           Organization and Good Standing.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as presently conducted by it.  To the best of Seller’s knowledge and belief, Seller is qualified as a foreign corporation in each jurisdiction where the nature of its business or location of its properties requires such qualification and where the failure to qualify would have a material adverse effect on Seller.

5.2           Power, Authorization and Validity. Seller has full corporate power and authority to enter into this Agreement and the other agreements provided for herein to which it is a party (the “Seller Ancillary Agreements”), and to consummate the transactions contemplated hereby.  The execution, delivery and performance by Seller of this Agreement and Seller Ancillary Agreements have been duly and validly approved and authorized by the board of directors and sole stockholder of Seller and no other actions or proceedings on the part of Seller are necessary to authorize this Agreement and the transactions contemplated hereby.  Seller has duly and validly executed and delivered this Agreement and the Seller Ancillary Agreements.  Assuming that this Agreement creates and embodies legal, valid and enforceable obligations of Buyer, this Agreement creates legal, valid and enforceable obligations of and that are binding upon Seller, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies.

5.3           Required Consents.  Except as set forth in Schedule 5.3, no consent, authorization or approval of, filing or registration with, or cooperation from, any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery and performance by Seller of this Agreement or Seller Ancillary Agreements, or the consummation of the transactions contemplated hereby and thereby, including without limitation the assignment of the Contracts to Buyer.

5.4           Noncontravention.  The execution, delivery and performance by Seller of this Agreement and Seller Ancillary Agreements do not and will not (i) violate any Law; (ii) violate or conflict with, result in a breach or termination of, constitute a default or give any third party any additional right (including a termination right) under, permit cancellation of, result in the creation of any Lien upon any of the assets or properties of Seller under, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under, any instrument or contract to which Seller is a party or by which Seller or any of its assets or properties are bound; (iii) permit the acceleration of the maturity of any indebtedness of Seller or indebtedness secured by Seller’s assets or properties; or (iv) violate or conflict with any provision of any of the Certificate of Incorporation, By-Laws or similar organizational instruments of Seller.

5.5           Ownership of the Acquired Assets.  Seller is and immediately prior to the Effective Time will be, the true and lawful owner of the Acquired Assets, and will have the right to sell and transfer to Buyer such Acquired Assets, free and clear of any Liens (other than Permitted Liens). To the best of Seller’s knowledge and belief, the delivery to Buyer of the instruments of transfer of ownership contemplated by this Agreement will vest good and marketable title to the Acquired Assets in Buyer, free and clear of all Liens (other than Permitted Liens).  The Acquired Assets include all rights and assets sufficient to conduct the Farberware Business in all material respects in the same manner as the Farberware Business has been conducted by Seller prior to the Closing Date.

5.6           Litigation.  Seller is not a party to or, to the best knowledge of Seller, threatened with and neither is any Acquired Asset subject in any material respect to, any litigation, suit, action or proceeding  before any court, administrative agency or other governmental authority (collectively, “Legal Proceedings”) relating to or affecting the Acquired Assets.

5.7           Intellectual Property.

5.7.1        Schedule 5.7.1(A)(1) sets forth a list of the countries in which Seller is the registered owner of the trademark “Farberware” (whether or not registered or applied for), including the respective registration or application numbers, if available.  Schedule 5.7.1(A)(2) sets forth a list of the countries in which, to the best of Seller’s knowledge, Seller or a predecessor in title is either the registrant of or the applicant for the trademark “Farberware” (whether or not registered or applied for), including the respective registration or application numbers, if available.  Schedule 5.7.1(B) sets forth a list of all trademarks, other than “Farberware” (whether or not registered or applied for) including the respective registration or application numbers, if available, registered or pending in the United States that, in each case, are owned by Seller.  Schedule 5.7.1(C)(1) sets forth a list of all trademarks, other than “Farberware” (whether or not registered or applied for), including the respective registration or application numbers, if available, registered or pending in a country other than the United States that, in each case are owned by Seller.  Schedule 5.7.1(C)(2) sets forth a list of all trademarks, other than “Farberware” (whether or not registered or applied for), including the respective registration or application numbers, if available, registered or pending in a country other than the United States that, in each case, to the best of Seller’s knowledge, are owned by Seller or a predecessor in title.

5.7.2        Seller has the exclusive right (subject to the Contracts) to use the name “Farberware” in those countries listed in Schedule 5.7.1(A)(1) and, to the best of Seller’s knowledge, in Schedule 5.7.1(A)(2), in the manner and for the purposes now being used by Seller and its licensees under the Contracts, without infringing the rights of third parties.  Notwithstanding anything herein to the contrary, Seller makes no representations and warranties as to its rights to use the name “Farberware” in Panama, Colombia, South Korea, Spain, British Virgin Islands, or Thailand.

5.7.3        Set forth on Schedule 5.7.3(A) is a list of all issued letters patent or applications therefor that are owned by Seller, including the respective registration or application numbers, if available, specifying as to each the jurisdictions by or in which such letters patent have been issued or registered or in which an application for such issuance or registration has been filed.  Set forth on Schedule 5.7.3(B) is a list of all issued letters patent or applications therefor that, to the best of Seller’s knowledge, are owned by Seller or a predecessor in title, including the respective registration or application numbers, if available, specifying as to each the jurisdictions by or in which such letters patent have been issued or registered or in which an application for such issuance or registration has been filed.

5.7.4        Set forth on Schedule 5.7.4 is a list of all domain names (or other uniform resource locators on the Internet) (whether or not registered or applied for) that are owned by Seller, including the respective registration or application numbers, if available.

5.7.5        Except for the Contracts, no agreement, oral or written, exists to which Seller is a party and pursuant to which any person is authorized to use any of Seller’s Intellectual Property Rights.  To the best of Seller’s knowledge and belief, (i) Seller is not a party to any claim, suit, action or proceeding which involves a claim of infringement of any intellectual property; (ii) Seller does not have any knowledge of any infringement by any other person of any of Seller’s Intellectual Property Rights; and (iii) there have been no claims made or proceedings instituted, nor is Seller aware of having received any notice claiming that, any of Seller’s Intellectual Property Rights infringes or conflicts with the asserted rights of others.

5.7.6        Except for those listed on Schedules 5.7.1(A)(1), 5.7.1(A)(2), 5.7.1(B), 5.7.1(C)(1), 5.7.1(C)(2), 5.7.3(A), 5.7.3(B) and 5.7.4, no other trademarks, tradenames,

service marks, registered copyrights, registered domain names, patents or other intellectual property are used by Seller or in connection with, or are material to the conduct of, the Farberware Business.

5.8           Books and Records.  The material records of Seller relating to the Acquired Assets are in all material respects true and complete and have been maintained in accordance with reasonable business practices.

5.9           No Employees.  Seller has no employees or contract workers.

5.10         Royalties.  Seller has delivered to Buyer a schedule titled “Syratech Corporation; Farberware Royalties 1996-2001,” which schedule has been initialed by Seller and Buyer, that is a true and complete statement of the royalties collected by Seller since February 2, 1996, pertaining to periods prior to September 30, 2001, under the Contracts or any prior, lapsed or expired contracts; provided, however, that the amount shown for Target Home Products pertains to the twelve (12)-month period ending June 30, 2002.

5.11         Contracts.

5.11.1  Exhibit B contains a list of all licenses, contracts, commitments, guarantees or undertakings, whether written or oral, that relate to the Acquired Assets, Seller’s Intellectual Property Rights or the Farberware Business and are currently in effect.  Except as set forth on Exhibit B, there are (i) no amendments or modifications to any Contract, and (ii) no other licenses, contracts, commitments, guarantees or undertakings, whether written or oral, that relate to the Acquired Assets, Seller’s Intellectual Property Rights or the Farberware Business.

5.11.2  Seller has made available to Buyer complete and correct copies of all Contracts listed on Exhibit B that exist in written form. The descriptions contained in Exhibit B of all Contracts listed therein that do not exist in written form are complete and correct.

5.11.3  Seller is not in material default (including events which with notice or the passage of time would result in a default) under the terms of any Contract listed on Exhibit B, nor, to the best of Seller’s knowledge and belief, is any other party thereto in default.  To the best of Seller’s knowledge and belief, each of the Contracts listed in Exhibit B is valid and in full force and effect (unless otherwise stated) and no party has notified Seller in writing of its intention to terminate such Contract, cease to perform any material services required to be performed by it or withhold any material payment required to be made by it thereunder or of any claim or any material default thereunder.

5.12         Product Warranty and Product Liability.

5.12.1  Seller has delivered to Buyer a schedule titled “Farberware Inc.; Product Liability Claims,” which schedule has been initialed by Seller and Buyer, that sets forth a complete and accurate summary of all material (which, for purposes of this Section 5.12.1 means amounts in excess of Two Thousand Five Hundred Dollars ($2,500)) product liability claims made against Seller relating to the Farberware Business in the past two (2) years.

5.12.2  Seller has delivered to Buyer a schedule containing the captions “Farberware Inc.; Bruckner Manufacturing Billings and Payments,” “Farberware Inc. Berwick Warranty Claims Paid,” and “Meyer Warranty Claims Paid,” which schedule has been initialed by Seller and Buyer, that is a true and complete statement of the amounts paid and collected by Seller in connection with warranty claims related to the Farberware Business for the prior five (5) years.

ARTICLE VI.

Representations and Acknowledgements of Buyer

Buyer represents to Seller as follows:

6.1           Organization and Good Standing.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite power and authority to own, lease and operate its business and properties and to carry on its business as presently conducted by it.  Buyer further represents and warrants that it is a newly formed entity established solely for purposes of conducting a business with the Acquired Assets.  Buyer represents and warrants that it has sufficient assets to perform any and all of its obligations to Seller and Syratech pursuant to this Agreement.

6.2           Power, Authorization and Validity.  Buyer has full power and authority to enter into this Agreement and the other agreements provided for herein to which it is a party (the “Buyer Ancillary Agreements”), and to consummate the transactions contemplated hereby.  The execution, delivery and performance by Buyer of this Agreement and Buyer Ancillary Agreements have been duly and validly approved by the managers and members of Buyer and no other actions or proceedings on the part of Buyer are necessary to authorize this Agreement and the transactions contemplated hereby.  Buyer has duly and validly executed and delivered this Agreement and the Buyer Ancillary Agreements.  Assuming that this Agreement creates and embodies legal, valid and enforceable obligations of Seller, this Agreement creates valid and binding obligations of and that are binding upon Buyer, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies.

6.3           Required Consents.  No consent, authorization or approval of, filing or registration with, or cooperation from, any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery and performance by Buyer of this Agreement or Buyer Ancillary Agreements, or the consummation of the transactions contemplated hereby and thereby.

6.4           Noncontravention.  The execution, delivery and performance by Buyer of this Agreement and Buyer Ancillary Agreements do not and will not (i) violate any Law; (ii) violate or conflict with, result in a breach or termination of, constitute a default or give any third party additional rights (including a termination right) under, permit cancellation of, result in the creation of any Lien upon any of the assets or properties of Buyer under, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under, any instrument or contract to which Buyer is a party or by which Buyer or any of its assets or properties are bound; (iii) permit the acceleration of the maturity of any indebtedness of Buyer or indebtedness secured by Buyer’s assets or properties; or (iv) violate or conflict with any provision of the Certificate of Formation, Limited Liability Company Agreement or similar organizational instruments of Buyer.

6.5           Abandoned Intellectual Property.  Schedule 6.5 sets forth certain intellectual property which Seller acquired pursuant to the 1996 Agreement, including certain foreign registrations for both trademarks and patents existing in the name of Seller, which have not been used, maintained, updated or confirmed since February 2, 1996.  Buyer acknowledges that Buyer has been informed by Seller that since February 2, 1996 Seller has abandoned and/or has allowed to lapse such intellectual property referred to in Schedule 6.5.

6.6           Bankruptcy of Licensee.  Buyer acknowledges that it has been informed by Seller that Service Merchandise Co. Inc., which is the holder of a significant Existing Farberware License, is the subject of proceedings in a United States Bankruptcy Court.

6.7           Security Interests and Consents.  Buyer acknowledges that (i) it has been informed by Seller that Excel has a security interest in certain of the Seller’s Intellectual Property Rights pursuant to that certain Grant of Security Interest, dated January 29, 1999, made by Seller in favor of Excel, and Buyer agrees that it will accept the assets described in Section 2.1 subject to such security interest; (ii) it has been informed by Seller that Bank of America has a security interest in certain of the Seller’s Intellectual Property Rights pursuant to credit arrangements with Seller and/or Syratech, which security interest will be terminated prior to the Effective Time; and (iii) it has been informed by Seller that Seller cannot transfer the assets described in Section 2.1 without the consent of LHC, U.S. Industries, Inc., Excel and Bank of America.

6.8           Financial Resources.  Buyer represents and warrants that it has available to it all funds necessary to meet its indemnification obligations set forth in Section 11.2 hereof.

ARTICLE VII.

Covenants

7.1           Public Announcements.  Buyer, on the one hand, and Seller, on the other hand, shall not, and shall cause their respective Affiliates not to, issue or cause the publication of any press release or any other announcement with respect to this Agreement or the transactions contemplated hereby without the consent of the other Party, except where such release or announcement, in the reasonable opinion of counsel to the disclosing Party, is required by applicable law; provided, however that in no event shall any public announcement of this Agreement, or of the transactions contemplated hereby or thereby, be made without prior notice and disclosure to, and discussion with, the other Party hereto.

7.2           Sale of Existing Inventory. Buyer shall allow Seller the right, for a period of twelve (12) months from the Closing Date, to sell off existing Farberware inventory owned by and in the possession of Seller (consisting of no more than Fifty Thousand Dollars ($50,000) worth (Seller’s cost) of inventory) (the “Inventory”), complete pending orders and otherwise wind up the business transactions relating to the Inventory. Buyer and Seller, with the consent of LHC, shall, at the Closing, enter into a license agreement in the form annexed to this Agreement as Exhibit C (the “Trademark License Agreement”), pursuant to which Buyer shall grant to Seller (or such Affiliate of Seller as Seller shall designate) a license for a term of twelve (12) months to use the Farberware tradename and trademark on a non-exclusive basis in connection with the sale of the Inventory.

7.3           Removal of Equipment.  Seller shall allow Buyer to store the Tools and Dies in Seller’s North Dighton, MA, warehouse (the “North Dighton Warehouse”) at Seller’s cost and expense for a period of twelve (12) months (the “Storage Period”) from the Closing Date.  Buyer shall either: (i) at its own cost and expense, remove all of the Tools and Dies upon notice given to Seller of not less than thirty (30) business days before the end of the Storage Period; (ii)

continue from and after the termination of the Storage Period to store the Tools and Dies in the North Dighton Warehouse at its own cost and expense in accordance with arrangements made with the landlord of the North Dighton Warehouse; or (iii) notify Seller at least sixty (60) days before the end of the Storage Period of its intention to abandon the Tools and Dies to Seller, in which case Buyer shall execute any instrument of conveyance regarding the Tools and Dies reasonably requested by Seller.  Buyer shall have the right to enter the North Dighton Warehouse solely for purposes of inspection of the Tools and Dies upon five (5) business days notice to Seller.  Buyer acknowledges that it is purchasing the Tools and Dies on an “as is, where is” basis, therefore Seller shall have no responsibility to Buyer for any loss or damage to the Tools and Dies at any time during the Storage Period, up to and including the removal, other than as a result of Seller’s or Syratech’s gross negligence or willful misconduct.  Buyer shall maintain adequate insurance coverage to insure against any and all loss or damage that may occur in connection with the storage of the Tools and Dies.  Buyer shall be responsible to Seller and/or Seller’s landlord for any damage to the premises in connection with the storing and removal of the Tools and Dies.

7.4           Name Change.  From and after the Closing, except in connection with the Trademark License Agreement, Seller will discontinue using in the conduct of its business or in any other business the name “Farberware” or any words or expression bearing any resemblance to or likely to be confused with “Farberware”, and Seller will promptly change its corporate name.

7.5           Confidentiality.  Subject to Section 7.1, (i) Seller and Syratech, jointly and severally, agree after the Closing Date to maintain in confidence all confidential or proprietary information relating to Seller, the Farberware Business, or the Acquired Assets; and (ii) Buyer agrees after the Closing Date to maintain in confidence all confidential or proprietary information relating to Syratech, other than confidential information relating to the Farberware Business or the Acquired Assets.

7.6           Delivery of Books and Records.  Within thirty (30) days of the Closing Date, Seller shall deliver to Buyer the material records of Seller relating to the Acquired Assets.

7.7           Buyer’s Working Capital.  From and after Closing, Buyer shall have working capital of not less than One Hundred Thousand Dollars ($100,000).

ARTICLE VIII.

Conditions

8.1           Conditions to Each Party’s Obligations. The respective obligations of each Party hereto to effect the transactions contemplated by this Agreement shall be subject to there having been (i) no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction enacted, entered, promulgated or enforced by any court or governmental authority, or (ii) no litigation or proceeding pending or, to the best knowledge of the Parties, threatened, which in either case would have the effect of prohibiting or preventing the consummation of the transactions contemplated by this Agreement.

8.2           Conditions to Obligation of Buyer.  The obligations of Buyer hereunder shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, any one or more of which may be waived by Buyer:

8.2.1        the representations and warranties of Seller contained in this Agreement shall be accurate in all material respects on and as of the Closing Date as if made on and as of the Closing Date;

8.2.2        Seller shall have performed in all material respects its covenants and obligations under this Agreement required to be performed on or prior to the Closing Date pursuant to the terms hereof;

8.2.3        Buyer shall have been furnished with a certificate, dated the Closing Date, executed by an officer of Seller certifying to the fulfillment of the conditions specified in Sections 8.2.1 and 8.2.2;

8.3           Conditions to Obligation of Seller.  The obligations of Seller hereunder shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, any one or more of which may be waived by Seller:

8.3.1        the representations and warranties of Buyer contained in this Agreement shall be accurate in all material respects on and as of the Closing Date as if made on and as of the Closing Date;

8.3.2        Buyer shall have performed in all material respects its covenants and obligations under this Agreement required to be performed on or prior to the Closing Date pursuant to the terms hereof and, shall have tendered the Purchase Price;

8.3.3        Seller shall have been furnished with a certificate, dated the Closing Date, executed by an officer of Buyer, certifying to the fulfillment of the conditions specified in Sections 8.3.1 and 8.3.2;

ARTICLE IX.

Deliveries at Closing

9.1           Deliveries by Seller.  At the Closing, Seller shall execute and deliver to Buyer the following:

(a)           one or more bill(s) of sale, reasonably satisfactory in form to Buyer, containing absolute and irrevocable assignments and such other documents, instruments and papers, if any, as shall be necessary effectively (subject only to filing thereof with appropriate authorities) to convey to, and confer upon, Buyer the Acquired Assets, including, without limitation, one or more instrument(s) of assignment, in recordable form, for the patents, tradenames and trademarks, domain names, and other similar items comprising Seller’s Intellectual Property Rights, provided, that, Buyer shall be responsible for, and pay all fees and expenses incident to, the filing thereof with all relevant authorities;

(b)           all consents, authorizations, waivers, or approvals specified in Schedule 5.3;

(c)           a certificate of its secretary, in a form reasonably satisfactory to Buyer, dated as of the Closing Date, as to (i) its by-laws, as amended through the Closing Date; (ii) a good standing certificate from the Secretary of State of Delaware; and (iii) the due adoption and full force and effect of resolutions of the board of directors and sole stockholder of Seller authorizing the execution, delivery and performance of this Agreement.

9.2           Deliveries by Buyer.  At the Closing, Buyer shall execute and deliver to Seller the following:

(a)           payment of the Purchase Price;

(b)           one or more assumption agreement(s), reasonably satisfactory in form to Seller, containing such duly executed undertakings and such other documents as shall be necessary to evidence, and bind Buyer to, the Assumed Liabilities and to relieve Seller of any liability or obligation in respect thereof;

(c)           a certificate of a manager, in a form reasonably satisfactory to Seller, dated as of the Closing Date, as to (i) its certificate of formation, as in effect as of the Closing Date; (ii) a good standing certificate from the Secretary of State of Delaware; and (iii) the due adoption and full force and effect of the resolutions of the board of managers of Buyer authorizing the execution, delivery and performance of this Agreement.

ARTICLE X.

[reserved]

ARTICLE Xl.

Survival of Representations; Indemnification

11.1         Survival of Representations.  All representations and warranties of Seller on the one hand, and Buyer on the other, contained in this Agreement, any Seller Ancillary Agreement or any Buyer Ancillary Agreement shall survive the Closing Date and will remain operative and in full force and effect until the first (1st ) anniversary of the Closing Date.

11.2         Agreement to Indemnify.

11.2.1  Subject to the limitations set forth in this Section 11.2, from and after the Effective Time, each of Seller and Syratech on the one hand, and Buyer on the other hand (respectively, the “Indemnifying Party”) agrees to indemnify and hold harmless the other party, its officers, directors, agents, subsidiaries and Affiliates (each an “Indemnified Party”) from and against any and all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, payments, costs and expenses including, without limitation, reasonable legal fees (collectively, “Claims”): (i)           arising out of any breach by the Indemnifying Party of any representation or warranty, or the non-fulfillment of any covenant, given or made by it in this Agreement or any other document executed by it pursuant hereto; (ii) any misrepresentation contained in any certificate furnished by the Indemnifying Party pursuant to this Agreement; or (iii) any and all actions, suits, claims or legal, administrative, arbitrative, governmental or other proceedings or investigations against any Indemnified Party arising out of such breach.

11.2.2  Seller and Syratech, jointly and severally, further agree to indemnify and hold harmless Buyer from each Claim relating to or arising out of (i) any Excluded Asset; and (ii) any Liability of Seller or Syratech that is not an Assumed Liability.

11.2.3  Buyer further agrees to indemnify and hold harmless Seller and Syratech from each Claim relating to or arising out of any Acquired Assets or Assumed Liabilities, to the extent that it does not arise or result from any fact or circumstance in existence on or before the Effective Time the existence of which constitutes a breach of a representation or warranty of Seller, or a breach of a covenant made by Seller or Syratech, given or made by either Seller or Syratech in this Agreement or in any Seller Ancillary Agreement.

11.3         Defense of Claims.

11.3.1  An Indemnified Party shall promptly notify an Indemnifying Party of any third party Claims commenced or asserted against the Indemnified Party.  Upon receipt of such notice, the Indemnifying Party shall promptly (i) at its expense undertake the defense of the Indemnified Party against such third party Claim with counsel of the Indemnifying Party’s choice reasonably satisfactory to the Indemnified Party; and (ii) permit the Indemnified Party to participate in the defense thereof and to retain separate counsel at the Indemnified Party’s expense.  The Indemnifying Party shall not settle a third party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld); provided, however, if notice is given to an Indemnifying Party of the commencement of any action and the Indemnifying Party does not, within 20 days after receipt of the Indemnified Party’s notice, give notice to the Indemnified Party of its intention to assume the defense thereof, the Indemnifying Party shall be bound by any determination made in such action, or any compromise or settlement effected by the Indemnified Party.  In the event that the Indemnified Party reasonably concludes that an actual or potential conflict of interest exists between the Indemnifying Party and the Indemnified Party in connection with the defense of such action, following notice to the Indemnifying Party describing and explaining the conflict the Indemnified Party may employ its own counsel and assume its own defense, and the reasonable fees and expenses of such counsel shall be paid by the Indemnifying Party; provided, however that in the event that the Indemnified Party is simultaneously represented by more than one firm, then during such period of simultaneous representation, the Indemnifying Party shall only be required to pay the fees and expenses of one firm.

11.4         Survival of Claims.  Notwithstanding anything to the contrary contained herein, if, prior to the expiration of a particular representation or warranty, an Indemnified Party makes a Claim for indemnification under this Agreement, then the Indemnified Party’s rights to indemnification under this Section 11 for such Claim shall survive any expiration of such representation or warranty.

11.5         Limitations.  No Indemnified Party will be entitled to be indemnified pursuant to this Section 11 with respect to consequential damages, including, without limitation, consequential damages consisting of business interruption or lost profits, or with respect to punitive damages.

ARTICLE XII

Miscellaneous

12.1         Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by a written agreement signed by the Parties hereto with respect to any of the terms contained herein.

12.2         Waiver of Compliance, Consents. Any failure of Buyer, on the one hand, or Seller or Syratech, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Buyer or Seller, as the case may be, only by a written instrument signed by the Party granting such waiver, but such waiver, or any failure to insist upon strict compliance with such obligation, covenant, agreement or condition, shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any Party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 12.2.

12.3         No Broker. Each of Buyer, on the one hand, and Seller and its Affiliates, on the other hand, hereby represents and warrants that it has not engaged any investment banker, broker or other similar Person in connection with the transactions contemplated by this Agreement.

12.4         Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile, or by nationally recognized overnight courier to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Buyer:

FARBERWARE LICENSING COMPANY, LLC

c/o The Interface Group

300 First Avenue

Needham, MA  02194

Attn:  Paul G. Roberts, Esq.

Telephone:  781-449-6500

Facsimile:   781-449-6616

with a copy to:

Carol G. Wolff, Esq.

Sullivan & Worcester LLP

One Post Office Square

Boston, MA 02109

Telephone:  617-338-2877

Facsimile:   617-338-2880

if to Seller:

c/o Syratech Corporation

175 McClellan Highway

East Boston, MA 02128-9114

Attn:       Mr. Leonard Florence

Chairman of the Board, President and Chief Executive Officer

Telephone:  617-561-2200

Facsimile:   617-561-0275

with a copy to:

Faye A. Florence, Esq.

Vice President and General Counsel

Syratech Corporation

175 McClellan Highway

East Boston, MA 02128-9114

Telephone:  617-561-2200

Facsimile:   617-568-1361

12.5         Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the Parties hereto without the prior written consent of the other Party.

12.6         Expenses. Except as otherwise provided herein, whether or not the transactions contemplated herein are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs or expenses, including, without limitation, its legal expenses.

12.7         Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts applicable to agreements made and to be performed entirely within such State.

12.8         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.9         Entire Agreement.  This Agreement, including the documents or instruments referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein.  There are no restrictions, promises, representations, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

12.10       No Third Party Beneficiaries.  This Agreement is not intended to, and does not, create any rights or benefits in favor of any Person other than the Parties hereto.

12.11       Severability.  If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto.  The Parties further agree to replace such unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

12.12       Construction of Agreement.  The language hereof will not be construed for or against any Party based solely on that Party being the drafting Party.  A reference to an article, section or exhibit will mean an article or section in, or an exhibit to, this Agreement, unless otherwise explicitly set forth.  The titles and headings in this Agreement are for reference purposes only and will not in any manner limit the construction of this Agreement.  For the purposes of such construction, this Agreement will be considered as a whole.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, Seller, Syratech and Buyer have each caused this Agreement to be signed by its duly authorized officer as of the date first above written.

FARBERWARE INC.

By:	/s/	Gregory W. Hunt
Name: Gregory W. Hunt
Title: Vice President and Chief Financial Officer

SYRATECH CORPORATION

By:	/s/	Gregory W. Hunt
Name: Gregory W. Hunt
Title: Vice President and Chief Financial Officer

FARBERWARE LICENSING COMPANY, LLC

By:	/s/	Irwin Chafetz
Name: Irwin Chafetz
Title: Manager

[signature page to Acquisition Agreement]